Exhibit 10.87
AGREEMENT FOR TERMINATION OF LEASE
AND VOLUNTARY SURRENDER OF PREMISES

This Agreement for Termination of Lease and Voluntary Surrender of Premises (this ”Agreement”) is made and entered into as of the 28th day of September, 2006, by and between ARE-MARYLAND NO. 23, LLC, a Delaware limited liability company (“Landlord”), and GENE LOGIC, INC., a Delaware corporation (“Tenant”) with reference to the following:

RECITALS

A. Landlord and Tenant entered into a Lease dated October 5, 2004, as amended by a letter agreement dated October 5, 2004 (collectively, the “Lease”), for the lease of 16,406 rentable square feet of space (“Premises”) in the building located at 9 West Watkins Mill Road, Gaithersburg, Maryland 20878. All initially capitalized terms not defined specifically herein shall have the meanings set forth in the Lease.

B. Landlord is negotiating a lease agreement (“New Lease”) with BioVeris Corporation (“New Tenant”) whereby New Tenant will lease the Premises from Landlord. As a condition of Landlord entering into the New Lease with New Tenant, the Lease shall be terminated.

C. Tenant desires to terminate the Lease, which termination will be earlier than the date of expiration set forth in the Lease.

D. Landlord is willing to agree to the early termination of the Lease as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, in further consideration of the mutual promises made herein, and for other good and valuable consideration, receipt of which is acknowledged, Landlord and Tenant agree as follows:

1.  Termination Date. Landlord and Tenant hereby agree to terminate the Lease, subject to Tenant’s satisfaction or Landlord’s waiver of the terms and conditions set forth herein. The termination of the Lease shall be effective as of September 25, 2006 (the “Termination Date”). If Tenant has paid any Rent or Additional Rent allocable to the period on or after the Termination Date, Landlord shall refund such amounts to Tenant within 45 days after the Termination Date.

2.  Termination and Surrender. Tenant represents and warrants that it has vacated or will vacate the Premises on or before the Termination Date. Tenant voluntarily surrenders all rights of possession of the Premises as of the Termination Date. After the Termination Date, Tenant shall have no rights of any kind with respect to the Premises. Tenant agrees to cooperate with Landlord in all matters, as applicable, relating to (i) decommissioning of the Premises as a licensed laboratory, which Landlord acknowledges has been accomplished based on information Landlord has received from its consultant; and (ii) the surrender, cancellation, or revocation of all licenses of Tenant to the extent relating to the Premises and to the extent permitted by applicable laws, rules, and regulations.

3.  No Further Obligations. Landlord and Tenant agree that Landlord and Tenant are excused as of the Termination Date from any further obligations with respect to the Lease for the period on or after the Termination Date, excepting only such obligations to each other under the Lease which are, by their terms, intended to survive termination of the Lease, and as otherwise specifically provided herein. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection any Hazardous Material (as defined in the Lease) brought onto, kept, used, created, released, spilled, or discharged on the Premises by Tenant or its employees, agents, contractors, or invitees occurring before the Termination Date, or for violations of any governmental requirements or any requirements of applicable law occurring before the Termination Date. Nothing herein shall excuse Tenant from its obligations arising or accruing under the Lease for that portion of the Term (as defined in the Lease) prior to the Termination Date.

4.  Removal of Personal Property.

(a)  Transferred Personal Property. Except as provided in this Section 4, Tenant agrees that the Premises shall be surrendered free of the personal property of Tenant. Any personal property of Tenant remaining in the Premises as of the Termination Date shall be deemed to be abandoned by Tenant, and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability to Tenant. Notwithstanding any contrary provision contained in this Agreement but subject to the satisfaction of the condition precedent set forth in Section 6 below, effective as of the Termination Date Tenant hereby grants, conveys, and assigns to New Tenant by means of the Bill of Sale (“Bill of Sale”) in the form of Exhibit A attached hereto all of Tenant’s right, title, and interest in and to the personal property identified on Rider 1 attached to the Bill of Sale (“Transferred Personal Property”), which Transferred Personal Property may remain in the Premises for the possession and use of New Tenant. Concurrently with the execution and delivery of this Agreement, Tenant shall execute the Bill of Sale and deliver it to Landlord, who in turn shall deliver it to New Tenant as part of the New Lease.

(i)  Tenant shall grant, convey, and assign the Transferred Personal Property in its then current “as is” condition but Tenant hereby covenants that the Transferred Personal Property shall nonetheless be in good working order and condition as of the Termination Date. Tenant represents and warrants that the Transferred Personal Property is free and clear of all liens and encumbrances of any type or kind whatsoever and that Tenant has good and marketable title to the Transferred Personal Property. Tenant shall have no obligation to clean, decommission, and recertify the Transferred Personal Property.

(ii)  Tenant shall be responsible for timely paying any applicable sales tax due and owing on the conveyance of the Transferred Personal Property from Tenant to New Tenant and timely remitting and reporting such payment to the applicable taxing authority. Tenant shall provide Landlord with written documentation confirming such payment. Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord harmless from and against all costs, claims, damages, expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures, or other civil, administrative, or criminal penalties, injunctive or other relief, liabilities, or losses that arise from, or relate to, the nonpayment, underpayment, or delinquent payment of any such sales taxes.

(b)  Landlord Personal Property. Tenant acknowledges that it (i) shall surrender to Landlord on the Termination Date the office furniture (except office chairs) located in the technician’s office within the Premises and all surgical lighting systems in the storage room on the first floor of the Premises (collectively, the “Landlord Personal Property”) in the condition set forth in Section 18.2 of the Lease, and (ii) has no right, title, or interest in and to the Landlord Personal Property.

5.  Release of Liability. As of the Termination Date, Tenant releases Landlord from any liability to Tenant arising from the Lease, and from the termination of the Lease.

6.  Conditioned Upon New Lease. The termination of the Lease shall be subject to the condition precedent that as of the Termination Date, Landlord and New Tenant shall have actually entered into the New Lease. If Landlord and New Tenant have not executed and delivered the New Lease on or before September 30, 2006, this Agreement shall be null and void without the requirement of action by any person, and shall thereafter be of no further force of effect.

7.  Termination Fee. The termination of the Lease shall be subject to the condition precedent that as of the date of this Agreement, Tenant shall have made payment to Landlord in available funds, in consideration of Landlord’s agreement to terminate the Lease, a payment which shall be in the amount of $183,593.38 (the “Termination Fee”). If timely payment of the Termination Fee is not made by Tenant, this Agreement shall be null and void without the requirement of action by any person, and shall thereafter be of no further force of effect. If this Agreement becomes null and void for any reason, to the extent that all or any portion of the Termination Fee has been received by Landlord, Landlord shall promptly return the Termination Fee to Tenant. That portion of the Termination Fee attributable to September 2006 is an amount equal to $5,250. Within 45 days after the Termination Date, Landlord shall adjust that portion of the Termination Fee allocable to September 2006 so that Tenant will pay its proportionate share of such portion (calculated on a per diem basis, i.e., $175/day) for the period between the Termination Date and September 30, 2006.

8.  No Assignment or Subletting. Tenant represents and warrants that it has not assigned, mortgaged, pledged, encumbered or otherwise transferred any right, title, or interest of Tenant in the Lease and that Tenant holds the interest in the Premises as a tenant as set forth in the Lease as of the date of this Agreement.

9.  No Further Modification/Counterparts/Authorization. This Agreement may not be modified or terminated except in a writing signed by all parties. This Agreement may be executed in counterparts which, taken together, will constitute one agreement binding on the parties. The persons signing below represent and warrant that they are duly authorized to execute and deliver this Agreement. This Agreement supersedes any prior agreement between the parties with regard to termination of the Lease.

10.  Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns.

11.  Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party.

12.  Conflict of Laws. This Agreement shall be governed by the laws of the state in which the Premises are located.

13.  Headings. Section headings in this Agreement are for convenience of reference only, and shall not be construed to affect or modify the substantive meaning of any Section hereof.

14.  Acknowledgments. Tenant and Landlord each acknowledges that it has read the foregoing provisions, understands them, and is bound by them. Time is of the essence in this Agreement.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LANDLORD:
ARE-MARYLAND NO. 23, LLC,
A Delaware limited liability company

By: Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership

By:	ARE-QRS CORP.,
a Delaware corporation

By: /s/ Gary Dean
Name: Gary Dean
Title: AVP—Real Estate Legal Affairs

TENANT:
GENE LOGIC, INC.,
a Delaware corporation

By: /s/ Phillip L. Rohrer, Jr.
Name: Phillip L. Rohrer, Jr.
Title: Chief Financial Officer